EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Aqua Metals, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (No. 333-211810 and 333-220171) on Form S-8 and (Nos. 333-212808, 333-213501 and 333-216250) on Form S-3 of Aqua Metals, Inc. of our report dated February 28, 2019, with respect to the consolidated financial statements of Aqua Metals, Inc. and subsidiaries as of December 31, 2018 and December 31, 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018.

/s/ Armanino LLP

San Ramon, CA
February 28, 2019